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WEINTRAUB DILLON PC
12520 High Bluff Drive, Suite 260
San Diego, California 92130
Telephone (858) 259-2529
Facsimile (858) 259-2868
www.weintraub-dillon.com

March 28, 2002

CYBERFAST SYSTEMS, INC.
7825 Fay Avenue, Suite 200
La Jolla, California 92037

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 executed by you on March 28, 2002 (the "Registration Statement"), and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,250,000 shares of your common stock, $0.001 par value per share (the "Common Stock"), which will be issuable under the Cyberfast Systems, Inc., Inc. 2002 Incentive Stock Plan. (the "Plan").

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan, of options and/or awards previously granted pursuant to the Plan (the "Plan Shares"), and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

WEINTRAUB DILLON PC

/s/ Richard A. Weintraub, Esq.
 Richard A. Weintraub, Esq.

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